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                                                                    Exhibit 10.8

                               OPERATING AGREEMENT

                                       of

                    BUFFINGTON HARBOR PARKING ASSOCIATES, LLC

     THIS OPERATING AGREEMENT (the "Agreement") is made as of the 29th day of September, 2000, by and between TRUMP INDIANA, INC., a Delaware corporation having an office at One Buffington Harbor Drive, Gary, Indiana 46406 (hereinafter sometimes referred to as "Trump"), and AMB PARKING, LLC, a Delaware limited liability company having an office at Suite 2400, 400 Renaissance Center, Detroit, Michigan 48243 (hereinafter sometimes referred to as "Barden"; Trump and Barden are hereinafter sometimes referred to as the "Members" and individually as a "Member").

                                   WITNESSETH:

     WHEREAS, Trump and The Majestic Star Casino, LLC, an affiliate of Barden ("Majestic"), have formed Buffington Harbor Riverboats, L.L.C., a Delaware limited liability company ("BHR"), for the purpose of operating and maintaining certain common areas ancillary to which each of Trump and Majestic conduct separate riverboat gaming operations; and

     WHEREAS, Trump and Barden desire to form a new limited liability company for the purpose of acquiring certain real property and constructing a multi-level parking garage thereon to service the customers of BHR, Trump and Majestic.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

        1.1 "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

        1.2 "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control" shall mean the power to direct management or policies through ownership of voting securities or similar equity interest.

        1.3 "Agreement" means this Operating Agreement, as the same from time to time may be amended, modified, supplemented or restated.


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        1.4 "Bankruptcy" means, with respect to the applicable Person, that such
Person shall have (1) made an assignment for the benefit of creditors; (2) filed a voluntary petition in bankruptcy; (3) been adjudicated bankrupt or insolvent;
(4) filed a petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (S) filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him or it in any proceeding set forth in (4) above; or (6) sought, consented to, or acquiesced in the appointment of a trustee, receiver, or liquidator of all or any substantial part of his or its properties; or if 180 days after the commencement of any proceeding against tile Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within 150 days after the appointment without his or its consent or acquiescence of a trustee, receiver, or liquidator of the Person or all or any substantial part of his or its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

        1.5 "Capital Account" shall have the meaning ascribed to it in Section
4.1 (c) below.

        1.6 "Cash Needs of the LLC" shall have the meaning ascribed to it in
Section 4.3(a)(3) below.

        1.7 "Certificate" means the Certificate of Formation filed or to be filed with respect to the LLC in the office of the Delaware Secretary of State, as the same may be from time to time amended, modified or supplemented in accordance with the provisions of this Agreement.

        1.8 "City" means the City of Gary, Indiana.

        1.9 "Code" the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

        1.10 "Commission" means the Indiana Gaming Commission.

        1.11 "Construction Committee" shall have the meaning ascribed to it in
Section 3.1 (b) below.

        1.12 "Event of Default" shall have the meaning ascribed to it in Section
7.1 (a) below.

        1.13 "Improvements Budget" means the construction budget for the construction of the Site Plan Improvements attached hereto as Exhibit A, as the same may be modified from time to time in accordance with this Agreement.

        1.14 "Lease" shall have the meaning ascribed to it in Section 2.3(g) below.



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        1.15 "LLC" means the limited liability company to which this Agreement pertains, as such limited liability company may from time to time be constituted.

        1.16 "LLC Property" means that certain real property located in Buffington Harbor, Gary, Indiana more particularly described on Exhibit B, together with all interests appurtenant thereto, and all additional real property interests which the LLC acquires or leases, and all improvements located or constructed thereon, less any part of the foregoing which is exchanged or otherwise disposed of by the LLC.

        1.17 "Member" means any Person who is admitted to the LLC pursuant to the provisions of this Agreement. The initial Members of the LLC are Trump and Barden.

        1.18 "Operating Committee" shall have the meaning ascribed to it in
Section 3.2(a) below.

        1.19 "Operating Plan and Budget" shall have the meaning ascribed to it in Section 3.9(a) below.

        1.20 "Operating Reserve" means a reserve to be maintained by the LLC (initially to be funded as part of the Improvements Budget and thereafter to be reflected in each year's Operating Plan and Budget and funded under the Lease) equal to one-half of the projected funds (net of anticipated revenues other than borrowings) required by the LLC in connection with its operations for the applicable year, but excluding any funds required for construction of the Site Plan Improvements.

        1.21 "Percentage Interest" shall have the meaning ascribed to it in
Section 4.2 below.

        1.22 "Person" means any individual, corporation, partnership (general or limited), association, limited liability company, trust, estate or other entity.

        1.23 "Prime Rate" shall have the meaning ascribed to it in Section 4.1(b)(3) below.

        1.24 "Required Amount" shall have the meaning ascribed to it in Section 4.3(a)(1) below.

        1.25 "Site Plan" means the site plan attached as Exhibit C, as the same may be modified or revised. The Site Plan depicts the Site Plan Improvements on the LLC Property.

        1.26 "Site Plan Improvements" means all of the improvements shown on or contemplated by the Site Plan, including the parking garage to serve the gaming operations of Majestic and Trump.

        1.27 "State" means the State of Delaware.


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        1.28 "Uncontrollable Expenses" shall have the meaning ascribed to it in
Section 3.9(a).

     2. ORGANIZATION.

        2.1 Name. The name of the LLC is Buffington Harbor Parking Associates, LLC, and such name shall be used at all times in connection with the business and affairs of the LLC.

        2.2 Organization of the LLC. The Members shall execute or cause to be executed and filed such documents and instruments with such appropriate authorities as may be necessary or appropriate from time to time to comply with all requirements for the formation and operation of a limited liability company in the State and for the qualification of a limited liability company to transact business in the State of Indiana.

        2.3 Purpose of the LLC. The business and purposes of the LLC shall, with the consent of both Members, be:

            (a) To acquire the LLC Property;

            (b) To enter into leases, subleases and/or other arrangements regarding the use or occupancy of all or part of the Site Plan Improvements and LLC Property with Barden, Trump, BHR and/or any other Person, upon such terms and conditions as are specified herein or are otherwise approved by the LLC;

            (c) To enter into loan agreements, mortgages, security agreements and all such other agreements and documents necessary to obtain financing for the costs to acquire the LLC Property and construct the Site Plan Improvements;

            (d) To construct the Site Plan Improvements;

            (e) To obtain all necessary permits, licenses and approvals with respect to the construction, operation, maintenance, repair and replacement of the Site Plan Improvements;

            (f) To construct, operate, maintain, repair and replace the Site Plan Improvements;

            (g) To enter into a parking lease with BHR (the "Lease"), with respect to the use of the Site Plan Improvements and the terms on which BHR, its members and their respective customers may use the Site Plan Improvements;

            (h) To otherwise develop, improve, manage, exchange, finance, operate and deal with and in every way exercise complete control and dominion over the LLC Property and all assets acquired and facilities constructed in connection therewith; and

            (i) To do all things necessary or desirable in connection with the foregoing or as otherwise contemplated in this Agreement, including but not limited to


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executing and delivering such documents and instruments as are necessary to effectuate or memorialize any of the foregoing.

        2.4 No Other Purpose. The LLC shall have no other purpose (including, without limitation, no purpose having to do with the operation of casinos, or any other projects of Barden or Trump or any affiliate of Barden or Trump), unless approved by both Members in writing. The LLC shall not assume any obligation of either or both of the Members to the City, the Commission or the State of Indiana unless approved by both Members in writing.

        2.5 Property for Resale. The LLC shall not hold any real property primarily for resale to customers in the ordinary course of its trade or business, but may lease, sublease or exchange certain portions thereof in furtherance of the LLC's activities.

        2.6 Term. The term of the LLC will commence on the date of the filing of the Certificate, and shall continue in existence until terminated pursuant to this Agreement.

        2.7 Registered Agent and Office. The registered agent is Corporation Service Company. The registered office is at 1013 Centre Road, Wilmington, Delaware 198051297. The principal place of business and mailing address of the LLC shall be determined by the Members. The LLC may maintain additional offices at such locations as the Operating Committee deems advisable.

        2.8 Title to LLC Property. All of the LLC's right, title and interest in tangible property, intangible property, real property, personal property and other assets acquired by the LLC shall be held in the name of the LLC as an entity. The Members shall execute such documents as may be necessary to reflect the LLC's ownership interest in such property and shall record the same in such public offices as shall be necessary to reflect such ownership interest by the LLC. No Member shall have an ownership interest in any property of the LLC in its individual name or right except any such right held pursuant to a separate written agreement approved by both Members, and each Member's LLC interest shall be personal property for all purposes.

        2.9 Trade Name. The LLC shall adopt such trade name as may be agreed upon by the Members in writing.

        2.10 Mutual Representations and Warranties. Each Member represents and warrants to the LLC and to the other Member that as of the date of this
Agreement:

             (a) It is a corporation (or in the case of Barden, a limited liability company) duly organized and validly existing under the laws of the state of its organization and is qualified to do business in the State of Indiana; has all necessary power and authority under its Articles of Incorporation and Bylaws or other applicable organizational documents and the laws of the state of organization to own its properties and assets, to conduct its business as now conducted or as contemplated by this Agreement, and to execute and deliver and perform its obligations under this Agreement.


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             (b) The execution and delivery of this Agreement, the formation of the LLC and the performance of all obligations hereunder required to be performed by such Member have been duly authorized by all necessary corporate (or other organizational) action and do not and will not result in a breach or violation of, or default under, or will not with the giving of notice or passage of time, or both, result in a default under, its Articles of Incorporation and Bylaws (or other applicable organizational documents), any agreement, commitment, order, judgment or decree by which it or any of its constituent shareholders or members or any of its respective properties is or are bound, or any statute, regulation, order or other law by which it or any of its constituent shareholders or members is or are subject.

             (c) This Agreement is binding upon each Member and is enforceable against it in accordance with its terms.

             (d) It is not a "foreign person" within the meaning of Section 1445(f) of the Code.

      3. MANAGEMENT AND DEVELOPMENT.

         3.1 Implementation of Site Plan Construction Committee.

             (a) The Members agree that the LLC Property is to be developed in accordance with the Site Plan. Each Member agrees to cooperate with the other in causing the LLC to construct the Site Plan Improvements at the earliest practical time and at a cost within the amounts budgeted therefor in the Improvements Budget. The Members acknowledge that they must use every effort to reach timely agreement on such construction plans and specifications as are necessary to implement the construction of the Site Plan Improvements within the Improvements Budget. The Members also shall use every effort to agree upon any modifications to the Site Plan (and applicable construction plans and specifications) which are necessary to complete the Site Plan Improvements in a timely fashion within the Improvements Budget or in accordance with applicable laws, rules and regulations, but the Site Plan shall not be modified otherwise unless such modification is agreed to in writing by the Members.

             (b) In order to facilitate the construction of the Site Plan Improvements, the management and control of such construction activities shall be vested in a committee (the "Construction Committee") consisting of one voting representative appointed by each Member (each such representative, a "Construction Representative," and both such representatives, collectively, the "Construction Representatives").

             (c) In the absence of a contrary direction from the Operating Committee or both Members, the Construction Committee shall have day-to-day authority over the construction of the Site Plan Improvements, including oversight over and administration of the applicable architect, engineering and construction contracts, architect, supplier, engineer or contractor payments, and the award of contracts in an amount less than two hundred fifty thousand ($250,000) dollars; all provided that the same are in accordance with budgets and schedules previously approved by the Operating Committee. All payments shall be made in accordance with the disbursement procedures set forth in Section 3.8(c) below. The LLC will


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retain or utilize the services of the Persons in the capacities identified in attached Exhibit D, unless the Members agree to the contrary.

             (d) It is contemplated that each Construction Representative shall meet at the construction site (or at such other location as the Construction Representatives agree upon) not less than twice each week. The presence of both Construction Representatives at a meeting of the Construction Committee shall constitute a quorum, and the Construction Committee shall act only upon the affirmative approval of both Construction Representatives. No Member shall be entitled to compensation for the services of the Construction Representative appointed by it. The LLC is a member managed limited liability company. Each Construction Representative shall be deemed to be the agent of, and to represent, the member that appointed him and her, and shall owe his or her loyalty and duty to such Member.

         3.2 Operating Committee.

             (a) The management and control of the ordinary business and affairs of the LLC shall be vested in the Members. The Members shall manage and control the business and affairs of the LLC (other than the affairs managed by the Construction Committee established pursuant to Section 3.1 above) through a committee (the "Operating Committee") consisting of two voting representatives appointed by each Member (each such representative, a "Representative," and all of such representatives, collectively, the "Representatives"). Except as otherwise provided in this Agreement, the Operating Committee shall have full and exclusive authority and discretion over the business of the LLC. The presence of all four Representatives at a meeting of the Operating Committee shall constitute a quorum.

             (b) In connection with the development and construction of the Site Plan Improvements, the Operating Committee shall:

                 (1) review and, if appropriate, refine or revise the Site Plan and approve construction plans and specifications for the Site Plan Improvements;

                 (2) develop traffic and circulation plans;

                 (3) address environmental remediation issues, if any;

                 (4) obtain necessary permits, licenses and approvals in order to construct the Site Plan Improvements;

                 (5) arrange for construction and property insurance and contractor bonding;

                 (6) engage necessary architects, engineers, designers, suppliers and contractors required in connection with the design and construction of the improvements;

                 (7) oversee compliance with any affirmative action, equal employment opportunity or like requirements imposed on the LLC;


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                 (8) make any decisions that otherwise are within the authority of the Construction Committee to make, but upon which the Construction Committee cannot agree; and

                 (9) oversee and manage aspects of project scheduling or construction that are outside of the authority of the Construction Committee.

             (c) In connection with the operation, maintenance, repair and replacement of the LLC Property, the Operating Committee shall coordinate and assist in establishing or shall otherwise provide for the:

                 (1) security for the LLC Property;

                 (2) transportation within the LLC Property;

                 (3) maintenance of the LLC Property;

                 (4) hiring and training of employees and managing the LLC Property on a day-to-day basis in a manner complying with the requirements of applicable laws, rules and regulations, and any other obligations of the LLC;

                 (5) insurance and bonding for LLC Property.

             (d) Except as provided in Section 3.3, in addition to and not in limitation of the foregoing, the Operating Committee shall take such other actions as may be reasonably necessary and desirable in connection with the purposes of the LLC as provided in Section 2 of this Agreement.

             (e) The Members agree as follows with respect to Operating Committee meetings:

                 (1) The Operating Committee shall meet on a regular basis, not less frequently than bimonthly. At such meetings the Operating Committee shall review the affairs and operations of the LLC, including the status of the Site Plan and the construction of the Site Plan Improvements; review and, if appropriate, revise in light of actual experience the annual budget theretofore approved by the Operating Committee; and consider and pass upon such other matters which, pursuant to the provisions of this Agreement, are to be submitted to the Operating Committee for its approval. All such meetings shall be held in the vicinity of the LLC Property or at such other location upon which the Members shall agree. Actions of the Operating Committee shall be reflected in written consents, which may be faxed or telephoned if confirmed in writing.

                 (2) Any Member shall have the right from time to time to call a special meeting of the Operating Committee on not less than ten (10) days' prior written notice to the other Member; provided, a special meeting may be called upon three (3) days' prior telephonic notice if the meeting is required to allow the LLC to make timely decisions necessary to maintain construction or development progress or to address other exigent circumstances.


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Each special meeting shall be held at the principal office of the LLC or at such other location upon which the Members shall agree.

                 (3) All meetings hereinabove provided for may be conducted by telephone.

             (f) The Operating Committee may engage any Person whether directly or indirectly affiliated with or related to any Member, on behalf of the LLC to render or perform a service (including but not limited to leasing and financing) or to supply merchandise or other property, and neither the LLC nor any of the Members shall have any rights in or to any income or profits derived therefrom by such Person as a result of this Agreement. Any contract proposed to be entered into between the LLC and an Affiliate of either Member shall be disclosed in writing as such to the Members in advance and (except as specifically waived in writing by the Members) shall be on terms and conditions which are no less favorable to the LLC than would be available from third parties.

             (g) Except as specifically set forth herein, the Members shall not be entitled to any compensation with respect to any duties performed for or on behalf of the LLC. Each Member shall bear the cost of its own personnel, the fees of its own legal counsel and overhead (including any costs incurred in the name of an entity other than the LLC unless such costs are incurred to third parties with the prior written approval of the Operating Committee or the Members), which costs shall not be charged to the LLC.

             (h) The LLC is a member-managed limited liability company. Each Representative shall be deemed to be the agent of, and to represent, the Member that appointed him and her, and shall owe his or her loyalty and duty to such Member. The two Representatives appointed by each Member shall act in concert with one another in approving, or declining to approve, any action of the Operating Committee.

         3.3 Matters Requiring Special Approval of the Members. The following shall require the unanimous approval of the Members, which approval shall be evidenced by a written memorandum executed by an authorized officer or member of each Member:

             (a) The establishment and approval of the initial Operating Plan and Budget;

             (b) Approval of changes to the Site Plan;

             (c) Approval of a material change in the schedule for completion of the Site Plan Improvements;

             (d) Approval of the terms of any financing for the construction of the Site Plan Improvements;

             (e) Establishment of the timing and amounts of any distributions to the Members;


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             (f) Any decision to amend, renew, extend or otherwise, change the terms and conditions of the Lease (if any);

             (g) The selection of the legal counsel and certified public accountants for the LLC, although the certified public accountants shall be a Big 5 accounting firm;

             (h) The approval or modification of the terms of any agreement between the LLC and the City or the State of Indiana; and

             (i) Any other matter which Barden and Trump both shall deem, in writing, to be of fundamental importance to the LLC.

Notwithstanding the foregoing, in the event the LLC enters into any agreement with a Member or with an Affiliate of a Member other than BHR, an "Affiliate Agreement") the other Member shall have the sole power and authority to determine whether, how and when the LLC will enforce its rights or invoke its remedies with respect to the Affiliate Agreement.

         3.4 Members May Engage in Other Businesses. The Members and each of the Construction Representatives and Representatives and their respective Affiliates may engage independently or with others in other business ventures of every kind and nature including, but not limited to, the ownership, financing, leasing, operation, management, brokerage, sale and development of real property, or gaming operations, whether or not competitive with the business of the LLC or any of its assets or facilities, and neither the LLC, the Members, the Construction Representatives, the Representatives nor their respective Affiliates, shall have any rights by virtue of this Agreement in and to said independent ventures or to the income or profits derived therefrom. Notwithstanding the foregoing, (a) any direct or indirect interest of Member or an Affiliate of a Member in any contract or other act with or in respect of the LLC, other than its interest as a Member, shall be disclosed in writing to the other Member, (b) a Member shall account to the LLC for any property, profit or benefit derived by such Member or its Affiliate from a use or appropriation of property of the LLC, including information developed exclusively for the LLC, and (c) if a member or an Affiliate of a Member acquires or has acquired in its own name, any property, permit, license or approval that is required by the LLC to (i) construct and develop the Site Plan Improvements, (ii) operate the parking garage, or (iii) otherwise carry out the purposes of the LLC, such Member shall make, or shall cause its Affiliate to make, such property, permit, license or approval available to the LLC on the terms and conditions on which the member or its Affiliate acquired the same.

         3.5 Members' Liability.

             (a) The Members, Construction Representatives and Representatives shall not be responsible or accountable in damages or otherwise to the LLC, any Member, Construction Representative, Representative or any other Person for any acts performed in good faith within the scope of authority conferred on them by this Agreement, or for their performance of, or failure or refusal to perform, any acts required by or prohibited or inhibited by any governmental act or decree of any nature. The Members, Construction Representatives and Representatives shall be entitled to indemnity from the LLC on account of


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any claim, liability, action or damage arising from or relating to any action taken by them, in good faith, for or on behalf of the LLC as aforesaid.

             (b) Notwithstanding the foregoing, and subject to the management prerogatives of each of the Members under this Agreement, each Member agrees to act in good faith in participating in the affairs of the LLC and in approving and taking actions required for the LLC to efficiently conduct its operations so as to accomplish the purposes of the LLC, including by (i) attending, or causing its Construction Representative and Representatives to attend, meetings of the Members, the Construction Committee or the Operating Committee, as applicable,
(ii) executing contracts and other documents that have been approved under this Agreement, including checks for expenses that have been approved during the budgeting process or otherwise, and (iii) otherwise not impeding the ability of the LLC to accomplish its purposes so as to permit the efficient construction and operation of the Site Plan Improvements.

             (c) In the event any action or proceeding is instituted or threatened against any Member, Construction Representative, Representative or any of them, or any officer, director, shareholder, guarantor or employee of a Member, in connection with the LLC Property or the business or affairs of the LLC (except actions or proceedings between the Members or by the LLC) or to which any of the foregoing may be a party on behalf of the LLC, each Member, Construction Representative or Representative, as the case may be, shall be entitled to retain legal counsel and other experts at the expense of the LLC and (subject to the limitation of liability set forth in Section 3.5(a)) any of the foregoing shall be immediately reimbursed for, indemnified against and held harmless by the LLC with respect to all liabilities, costs and expenses arising out of, or in connection with, such action or proceeding, and whether or not any of the foregoing is serving in such capacity as of the date that such liability, costs or expenses are fixed or incurred and without awaiting determination of the actual proceeding. In any action commenced against the LLC, no Member, Construction Representative or Representative shall be joined or named as a party, except as an indispensable party as may be required by applicable statute or court rule. In the event the indemnified Person is judicially determined not to have acted in good faith with regard to the claim asserted against it, such Person shall, in addition to its liability in respect of such wrongful actions, forthwith reimburse the LLC for payments made to such Person under this Section 3.5(c).

         3.6 Bank Accounts. All funds of the LLC shall be deposited and maintained in a bank or banks designated by the Operating Committee and in accounts established in the LLC's name. The Operating Committee shall pay out of such accounts, to the extent of the funds from time to time therein, all costs and expenses incurred in connection with the development, construction, operation and management of the LLC Property and all costs and expenses incurred in connection with the purposes of the LLC as provided in Section 2. Checks or other documents of withdrawal drawn upon the accounts shall be signed by two members of an Operating Committee, one each from Trump and Barden, or by persons designated as signatories on behalf of each Member.

         3.7 Books and Records. The Operating Committee shall keep full and adequate books of account and other records reflecting the results of the LLC from inception of the LLC. Such books and records shall be kept at the offices of the LLC and shall at all times


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be kept in accordance with (i) generally accepted accounting principles, consistently applied, and (ii) such laws, rules, regulations and orders applicable to the LLC.

         3.8 Financial Reports and Records.

             (a) Financial Reports. The Operating Committee shall deliver to the LLC within thirty (30) days after the end of each calendar month, an unaudited financial statement prepared from the books and records of account maintained by the Operating Committee, which financial statement shall be set forth on an accrual basis, containing (i) a balance sheet as of the end of such calendar quarter; (ii) an income and loss statement; and (iii) copies of all statements, if any, filed with the Commission. The Operating Committee shall also deliver to the LLC, within ninety (90) days after the end of each calendar year, an audited financial statement prepared by an independent certified public accounting firm containing (i) a balance sheet as of the end of such year; (ii) an income and loss statement for such year; (iii) a statement of cash flows for such year; and
(iv) copies of all statements, if any, filed with the Commission. Once received by the LLC, copies of all reports shall immediately be delivered to each Member.

             (b) Records. The Operating Committee shall keep complete records of all revenues and expenses with respect to the management and operation of the LLC Property. Each Member shall have the right, itself or through its representatives or accountants, at its own expense, to inspect the books of, account and records of the LLC and audit the statements required by this Section 3.8, at any time and from time to time during business hours of the LLC. Such inspections and audits shall take place at the offices of the LLC and out-of-pocket expenses incurred by the inspecting Member relative to such audit shall be the responsibility of the inspecting Member.

             (c) Construction Procedures. In connection with paying any amounts payable in respect of construction of the Site Plan Improvements, the LLC shall procure such sworn statements, waivers of lien, architect's certificates, inspection reports and like documents as are typically procured as part of prudent construction draw practices and procedures, both to ensure that the applicable funds are being disbursed in accordance with the relevant construction contract, architect's agreement and/or construction management agreement (including requirements relative to retainage and keeping the contracts in balance) and to prevent mechanic's liens or similar impositions from being imposed on the LLC Property or any part thereof. Also in connection with such construction activities the LLC will prepare and distribute to the Members cash flow statements on a periodic (not less frequently than monthly) basis for each applicable construction project, showing payments made to date, available funds, the anticipated costs of completion and cost comparisons relative to budget.

         3.9 Annual Budget.

             (a) The Operating Committee will prepare an annual business plan and operating budget for each year, (the "Operating Plan and Budget"), which shall be submitted to the Members for approval and formal adoption. The Operating Plan and Budget shall include the Operating Reserve. Upon approval by the Members of the Operating Plan and Budget, the Operating Committee shall have the right, without the further consent or approval of


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the Members, to incur and pay the operating expenses and capital improvement costs set forth therein, including Uncontrollable Expenses whether or not they exceed the amounts reflected for them in the Operating Plan and Budget; provided that in the case of any operating expense which is not an Uncontrollable Expense, the Operating Committee shall not have the right to incur or pay the same if it exceeds by more than 10% the amount set forth on the appropriate line for the category of expense or cost involved in the Operating Plan and Budget or if such expenditure will cause the aggregate amount of operating expenses which are not Uncontrollable Expenses to exceed by more than 5% the aggregate amount of such operating expenses provided for in the Operating Plan and Budget. As used in this Section 3.9, the term "Uncontrollable Expense" shall mean an item of expense, the amount of which is not within the power of the Operating Committee to control and shall consist of real estate taxes, debt service payable in respect of any mortgage or other loans obtained in accordance with the terms of this Agreement, premiums for insurance, fixed charges under contracts, utility charges and such other costs and expenses as may hereafter be designated as Uncontrollable Expenses by the Members.

             (b) If at any time the Operating Committee desires to make a capital improvement, repair, replacement or alteration, or to incur an operating expense, which is not provided for in an Operating Plan and Budget, the Operating Committee shall not proceed with such improvement, repair, replacement or alteration, and shall not incur such expense, without the Members' prior written consent. If at any time it becomes evident to the Operating Committee that the cost of any capital improvement, repair, replacement or alteration provided for in the Operating Plan and Budget will exceed by more than 10% the amount budgeted therefor in such budget, or the aggregate amount of the cost of all capital improvements, repairs, replacements and alterations provided for in such budget will exceed by more than 5% the amount budgeted therefor in such budget, the Operating Committee shall not proceed further with the making of such improvement, repair, replacement or alteration or, where the aggregate amount set forth in the Operating Plan and Budget will be exceeded by more than 5%, with any of such capital improvements, repairs, replacements or alterations, without the written consent of the Members. Similarly, if at any time it becomes evident to the Operating Committee that the cost of any operating expense which is not an Uncontrollable Expense will exceed by more than 10% the amount set forth in respect thereof in the Operating Plan and Budget, or the cost of all such expenses will exceed by more than 5% the aggregate amount-budgeted therefor in such Operating Plan and Budget, the Operating Committee shall not incur the operating expense in question, or, where the aggregate amount of such expenses will exceed by more than 5% the aggregate amount budgeted for in such approved Operating Plan and Budget, any of such operating expenses, without the written consent of the Members.

             (c) Notwithstanding anything to the contrary set forth in this subsection, if in the reasonable good-faith judgment of the Operating Committee any capital improvement, repair, replacement or alteration must at any time immediately be undertaken, or any operating cost immediately incurred, in order to protect any property or to avoid accident or injury to Persons, the Operating Committee shall be free to make such capital improvement, repair, replacement or alteration or to incur such operating expense without regard to the approved Operating Plan and Budget and without first securing the approval of the Members, provided that the Operating Committee shall use its reasonable efforts to limit the work performed to the minimum required to remedy the emergency condition pending approval by the

Members of more extensive work and the Operating Committee shall notify the Members promptly of any such expenditure made or incurred which exceeds $20,000.

             (d) The initial Operating Plan and Budget shall be agreed to within 30 days after the date of this Agreement. Subsequent Operating Plans and Budgets shall be agreed to prior to the commencement of the applicable fiscal year of the LLC. If the Members can not reach agreement on the Operating Plan and Budget for a fiscal year, the Operating Plan and Budget shall be determined by (i) adjusting Uncontrollable Expenses to the levels the members anticipate will be incurred or for which the LLC is contractually obligated, (ii) establishing the Operating Reserve, and (iii) increasing the remaining line items in the Operating Plan and Budget for the prior fiscal year by five (5%) percent.

             (e) If during any year it becomes apparent that the Operating Plan and Budget does not reflect the amounts of money the LLC will have to spend to
(i) meet its contractual obligations under any mortgage or other loans obtained in accordance with the terms of this Agreement, or (ii) maintain and operate the Site Plan Improvements in the manner and to the standards contemplated by this Agreement (e.g., the Operating Plan and Budget for the year in question did not accurately reflect the applicable financial requirements or the occurrence of some unanticipated event, such as an uninsured casualty), the Members shall revise the Operating Plan and Budget for such year to reflect the amounts necessary for the LLC to meet such contractual obligations or to maintain and operate the parking garage in the manner and to the standards contemplated by this Agreement; provided, in no event shall such an obligatory increase or increases in respect of expenses of the nature specified in subclause (ii) of this subsection (e) be greater than one hundred thousand ($100,000) dollars during any fiscal year.

         3.10 Decisions of the Operating Committee. All decisions of the Operating Committee shall require the consent of all of the Representatives. In the event that the Representatives do not concur in any action, the arbitration procedures set forth in Section 13 shall become applicable unless the Members agree upon the action.

      4. CAPITAL CONTRIBUTIONS; PROFITS AND LOSSES, AND DISTRIBUTIONS.

         4.1 Capital Contributions.

             (a) Initial Capital Contributions. Each Member is making or shall make the following contributions to the LLC (the "Initial Contributions") at the times indicated below:

                 (1) Upon the execution of this Agreement Trump shall contribute in cash or immediately available funds the sum of one hundred ($100) dollars;

                 (2) Also upon execution of this Agreement Barden shall contribute in cash or immediately available funds the sum of one hundred ($100) dollars;

             (b) Capital Accounts. There shall be established on the books of the LLC for each Member a capital account (the "Capital Account"), which shall consist of the value of such Member's capital contributions pursuant to Section 4.1(a)(1) and (2), increased by

(i) the amount of all additional contributions, if any, to the capital of the LLC made by such Member pursuant to Sections 4.1(e), 4.4 or otherwise, and (ii) the amount of all Net Income credited to the account of such Member pursuant to
Section 4.5 and decreased by (x) the amount of all Net Losses charged to the account of such Member pursuant to Section 4.5, and (y) the amount of all distributions, if any, made to such Member pursuant to Section 4.9 or otherwise. It is agreed that the Initial Contributions of the Members pursuant to Section
4.1 (a) above shall result in the Capital Accounts of each Member being equal after all such Initial Contributions have been made. Payments by the LLC on account of an indemnification obligation of the LLC to a Member shall not be deemed distributions to such Member.

             (c) Maintenance of Capital Accounts. Notwithstanding anything herein to the contrary, it is the intention of the members to maintain each Member's Capital Account in accordance with Treas. Reg. 1.704-I(b)(2)(iv).

             (d) Additional Capital Contributions. The Members as such shall not be bound by the obligations of the LLC, and shall not be obligated to make contributions to the LLC in excess of the amounts provided for in Section 4.1(a). Notwithstanding the foregoing, the Members hereby agree to contribute additional funds in the form of capital contributions to the LLC on a pro rata basis in proportion to their respective Percentage Interests whenever the Operating Committee discretionarily elects, but in no event unless such additional funds are necessary to accomplish the business or purpose of the LLC.

         4.2 Percentage Interest in the LLC. Each Member shall have an interest in the LLC (the "Percentage Interest") of fifty (50%) percent.

         4.3 Cash Needs; Contributions and Loans.

             (a) It is understood that the LLC may from time to time require funds in addition to the funds which may then be available to the LLC out of (i) gross revenues generated from its operations (including without limitation payments under the Lease (if any)), (ii) loans made to the LLC (not including loans made by the Members pursuant to this Section 4 but including loans available to the LLC within the time period the funds in question are required for use by the LLC), (iii) contributions made by Barden and Trump to the capital of the LLC pursuant to this Section 4, and (iv) in the event of a fire, other casualty or condemnation, the amount of insurance proceeds or condemnation awards available to the LLC to pay the costs of such repairs or restoration. In order to help ensure that the LLC will have funds in amounts sufficient to meet its needs at all times the Members agree as follows:

                 (1) if at any time either Member determines, in the exercise of reasonable business judgment and good faith, that funds in an amount less than $100,000.00 are required to meet Cash Needs of the LLC, such Member may, by notice (the "Cash Needs Notice") to the Members, specify the entire amount of the Cash Needs of the LLC at such time (the "Required Amount") and call upon the Members to advance to the LLC their respective proportionate share, determined in accordance with each Member's Percentage Interest, of the Required Amount (each Member's "Requested Contribution"). The Cash Needs Notice given to the Members shall be accompanied by documentation reasonably satisfactory to the Members confirming the actual or estimated amount of such Cash Needs of the LLC (and the

Required Amount) for the period for which such demand is being made (which period shall not be less than thirty (30) days and shall not exceed ninety (90)
days) and itemizing how the Required Amount will be applied. Within thirty (30) days after the date of the Cash Needs Notice, each Member shall advance as a capital contribution to the LLC its Requested Contribution. Any funds advanced by either Member to the LLC pursuant to this Subsection 4.3(a)(1) and not refunded to such Member shall, subject to the provisions of Subsection 43(a)(2), constitute "Cash Needs Contributions" and shall constitute contributions to the capital of the LLC. No Member shall be personally liable to the LLC or the other Member for its failure to advance funds to the LLC pursuant to this Subsection 43(a)(1), but any Member who fails to advance a part of its share of the Required Amount shall thereby become subject to the provisions of Subsection 43(a)(2).

                 (2) If either Member (such Member being hereinafter referred to as the "Non-Contributing Member") shall fail to advance all or any part of its share of the Required Amount which it is called upon and requested to advance pursuant to a Cash Needs Notice within thirty (30) days after the date of such Cash Needs Notice (the "Due Date" shall be deemed to be the last day of said 30 day period), the other Member (the "Contributing Member") shall have the following rights and remedies (which rights and remedies shall be exclusive):

                     (i) If the Non-Contributing Member shall have advanced none of its share of the Required Amount on or before the Due Date, the Contributing Member shall be relieved of any obligation to advance any portion of its share of the Required Amount and shall be entitled, if it so elects, to receive a refund from the LLC of all amounts which it may have advanced to the LLC pursuant to the Cash Needs Notice.

                     (ii) If the Non-Contributing Member shall have advanced part, but not all, of its share of the Required Amount on or before the Due Date, the Contributing Member shall be relieved of any obligation to advance any portion of its share of the Required Amount in excess of its Percentage Interest of the Base Amount and shall be entitled, if it so elects, to receive a refund from the LLC of all amounts which it may have advanced to the LLC pursuant to the Cash Needs Notice in excess of its Percentage interest of the Base Amount. As used in this Subsection 4.3(a)(2)(B), the term "Base Amount" shall mean the amount of the Required Amount actually contributed by the Non-Contributing Member on or before the Due Date, divided by the Percentage Interest of the Non-Contributing Member.

                     (iii) The Contributing member shall be entitled, but shall not be obligated, within sixty (60) days of the date of the Cash Needs Notice to advance to the LLC (which for this purpose shall include not electing to receive any refund to which it is entitled pursuant to Subsections 4.3(a) (2) (A) or (B) above, as applicable) an amount equal to all or any part of the excess of (i) the Requested Funds over (ii) the Base Amount, if any, and such advance shall constitute a loan (a "Cash Needs Loan") to the LLC, which Cash Needs Loan shall bear interest at the Prime Rate plus five (5%) percent (although in no event shall such interest rate exceed the maxim interest rate permitted by applicable law), and shall be repayable, as to interest and principal, before any other distributions are made to the Members as hereinafter provided in Section 4.9.

                 (3) As used in this Section 4.3, "Cash Needs of the LLC" shall mean and include any cash needs or requirements of the LLC of whatever kind or nature subsequent to the date hereof for which sufficient funds are not available to it from the sources described in Subsections 4.3(a)(i) through
(iv), and shall include, without limiting the generality of the foregoing, costs of repairs, alterations and improvements to the LLC Property, operating costs of the LLC Property, debt service payable under mortgages and other loans (other than Cash Needs Loans) made to the LLC, real estate taxes and any other payments which are necessary or appropriate to make in the ordinary course of business to protect or further the interests of the LLC.

         4.4 Income and Losses. "Net Income" and "Net Losses" with respect to any fiscal period shall mean the net income or net losses of the LLC for that period from the construction, operation and management of the LLC Property (including the amount of any tax exempt income received or accrued) after all operating expenses incurred in connection with the LLC's business (including, without limitation, real estate taxes, utilities, repairs and maintenance, management fees, insurance, labor costs and interest on Cash Needs Loans and any other loans to the LLC) have been paid or accrued and after making allowance for depreciation or amortization of the cost of the LLC Property and assets of the LLC and expenditures of the LLC of the nature described in Section 705(a)(2)(B) of the Code (including expenditures treated as described in Section 705(a)(2)(B) of the Code under Treas. Reg. S 1.704-1(b)(2)(iv)(i) ("Section 705(a)(2)(B) Expenditures")) and after taking into account any gain or loss arising from capital transactions. Consistent with the foregoing definition, income, net losses, gain and loss shall be determined on the same basis as reported by the LLC for federal income tax purposes; provided, however, that in computing net income, net loss, gain and loss of the LLC it shall be assumed that the agreed fair market value of any Property contributed to the LLC by any Member is an amount equal to its initial tax basis.

         4.5 Allocation of Net Income and Net Losses. From and after the date of this Agreement, the Net Income and Net Losses of the LLC for each calendar year or fraction thereof shall be allocated to the Capital Accounts of the Members in accordance with their Percentage Interests.

         4.6 Special Allocations. From and after the date of this Agreement, the following special allocation provisions shall apply:

             (a) Qualified Income Offset. Notwithstanding the allocation provided in Section 4.5 and except as otherwise provided in this Section 4.6, in the event any Member receives an unexpected allocation of Net Loss or deduction or an unexpected distribution as described in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that results in a deficit balance in its Capital Account (after taking into account reductions for the items set forth in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4), (5), or (6)) in excess of (i) the amount such Member is obligated to restore, if any, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be allocated items of gross income or gain in the amount. necessary to eliminate such excess as quickly as possible. This provision is intended to satisfy the definition of "qualified income offset", as defined in Treasury Regulation 1.7041(b)(2)(ii)(d).

             (b) Minimum Gain. Notwithstanding the allocation provided in
Section 4.5 and except as otherwise provided in this Section 4.6, if there is a net decrease in LLC Minimum Gain during any fiscal year, each Member with a deficit Capital Account balance at the end of such fiscal year (decreased by the amount such Member is obligated to restore and the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations 1.704-2(g)(1) and 1.704-(2)(i)(5), and increased by the items set forth in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4), (5) or (6)) shall be allocated items of gross income and gain for such fiscal year and, if necessary, for subsequent fiscal years, in an amount equal to such Member's share of the net decrease in such LLC Minimum Gain, determined in accordance with Treasury Regulations 1.704-2(g)(2). This provision is intended to satisfy the definition of a "minimum gain chargeback" as defined in Treasury Regulations 1.7042(f), and the term "LLC Minimum Gain" shall have the meaning ascribed to the term "Partnership Minimum Gain" in Treasury Regulation 1.704-2(d).

             (c) Gross Income Allocation. Notwithstanding the allocation provided in Section 4.5 and except as otherwise provided in this Section 4.6, in the event any Member has a deficit Capital Account at the close of any fiscal year which is in excess of the sum of (i) the amount, if any, such member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to, restore pursuant to the penultimate sentences of Treasury Regulations 1.704-2(g)(1) and 1.704-2(i)(5), each Member shall be specially allocated items of gross income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.6 shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 4.6 have been made as if Section 4.6(a) and this Section 4.6(c) were inoperative.

             (d) Member Nonrecourse Deductions. Notwithstanding the allocation provided for in Section 4.5 and except as otherwise provided in this Section 4.6, any "Member Nonrecourse Deduction", defined as having the meaning ascribed to the term "Partner Nonrecourse Deduction" in Treasury Regulation 1.704-2(i)(2), for any fiscal year shall be allocated to the Member who bears the economic risk of loss in accordance with Treasury Regulation 1.704-2(i)(1), and if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any fiscal year, each Member with a deficit Capital Account balance at the end of such fiscal year (decreased by the amount, if any, such Member is obligated to restore and the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation 1.704-2(g)(1) and 1.704-2(i)(5), and increased by the items set forth in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4), (5) or (6)) shall be allocated items of gross income and gain for such fiscal year and, if necessary, for subsequent fiscal years, in an amount equal to such Member's share of the net decrease in such Member Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulation 1.704-2(i)(4). This provision is intended to comply with the chargeback provisions of Treasury Regulation 1.704-2(i)(4), and the term "Member Nonrecourse Debt Minimum Gain" shall have the meaning ascribed to the term "Partner Nonrecourse Debt Minimum Gain" in Treasury Regulation 1.704-2(i)(3).

             (e) Nonrecourse Deductions. Notwithstanding the allocations provided for in Section 4.5 and except as otherwise provided in this Section 4.6, any "LLC Nonrecourse Deductions", defined as having the meaning ascribed to the term "Partnership

Nonrecourse Deductions" in Treasury Regulation 1.704-2(c), for any fiscal year shall be allocated to the Members in accordance with their Percentage Interests as provided under Treasury Regulation 1.704-2(e).

             (f) Limitation on Loss Allocations. The Net Losses allocated pursuant to Section 4.5 shall not exceed the maximum amount of Net Losses that can be allocated without causing any Member to have a deficit balance in such Member's Capital Account at the end of any fiscal year (decreased by the amount, if any, such Member is obligated to restore to the LLC and the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations 1.704-2(g)(1) and 1.704-2(i)(5), and increased by the items set forth in Treasury Regulations 1.704-1(b)(2)(ii)(d)(4), (5) or
(6)). All Net Losses in excess of the limitations set forth in this paragraph shall be allocated among the Members, pro-rata, to the extent each, respectively, is liable or otherwise bears the economic risk of loss with respect to any debt or other obligation of the LLC.

             (g) Curative Allocations. The allocations set forth in Section 4.6 (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulations 1.704-1 and 1.704-2. Notwithstanding any provision of
Section 4.6 (other than the Regulatory Allocations and the provisions of Section 4.7), the Regulatory Allocations shall be taken into account in allocating Net Losses and Net Income and items of gross income, gain and deduction among the Members so that, to the extent possible, the net amount of such allocations to the Members shall be equal to the net amount that would have been allocated to the Members if the Regulatory Allocations had not occurred.

             (h) In-Kind Contributions. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, Net Income, gain, Net Loss and deduction with respect to any property contributed to the capital of the LLC shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial fair market value. Any elections or other decisions relating to such allocation shall be made by the Operating Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.6(h) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, other items or distributions pursuant to any provision of this Agreement.

         4.7 Authority To Vary Allocations. The Members intend that each Member's distributive share of gross income, Net Income, gain, Net Loss or deduction (or item thereof) shall be determined and allocated in accordance with Sections 4.5 and 4.6 to the fullest extent permitted by Code Section 704(b). To preserve and protect the determinations and allocations provided for in Sections
4.5 and 4.6, the Operating Committee shall, and hereby is authorized and directed to, allocate Net Income, gross income, gain, Net Loss or deduction (or item thereof) arising in any year differently than otherwise provided for in Sections 4.5 and 4.6, if, and to the extent that, allocating Net income, gross income, gain, Net Loss or deduction (or item thereof) in the manner provided for in Sections 4.5 and 4.6 would cause the determinations and allocations of each Member's distributive share of Net Income, gross income, gain, Net Loss or deduction (or item thereof) not to be permitted by Code Section 704(b) or any Treasury

Regulations promulgated thereunder. Any allocation made by the Operating Committee pursuant to this Section 4.7 shall be deemed to be a complete substitute for any allocation otherwise provided for in Section 4.5 or 4.6 and no amendment of this Agreement or approval of any Member shall be required.

         4.8 Members' Interest in Profits. Pursuant to Treas. Reg. 1.7523(a)(3), the Members' interests in LLC profits shall be the Percentage Interests of the Members.

         4.9 Distributions to Members.

             (a) As used in this Agreement, the term "Excess Cash Flow" for any calendar year or fraction thereof shall mean the amount, if any, of cash available to the LLC after (i) payment of all operating expenses, and (ii) the establishment of the Operating Reserve and such other reserves as may determined in the sole discretion of the Operating Committee.

             (b) From and after the date of this Agreement, but subject to the provisions of Section 9.2, the Excess Cash Flow for each calendar year of fraction thereof shall be distributed to the Members as follows, and in the following order of priority:

                 (1) An amount of Excess Cash Flow up to the amount of the accrued and unpaid interest on Cash Needs Loans shall first be paid as interest to the Members in proportion to the amount of such interest owed to each;

                 (2) An amount of Excess Cash Flow up to the then aggregate unpaid principal balance of Cash Needs Loans shall next be distributed to the members in proportion to the amount of such principal owed to each; and

                 (3) The balance, if any, of Excess Cash Flow shall be distributed to the Members in proportion to their respective Percentage Interests in the LLC.

         4.10 Affiliated Borrowing. The Company shall borrow up to $15,000,000 from BHR on such terms as the Members and BHR shall approve, provided that (a) no less than $9,000,000 of such debt shall mature no later than the 30' day after the date hereof, (b) up to $9,000,000 of the principal amount thereof shall be payable in-kind via the grant by the Company to BHR of a corresponding amount of credit against BHR's obligation to prepay rent owing to the Company, and (c) in the absence of a contrary directive from the Operating Committee, such loan shall bear interest at 6% per annum.

      5. ACCOUNTING.

         5.1 Accounting Decisions. All decisions as to accounting principles and elections, whether for book or tax purposes (and such decisions may be different for each such purpose), shall be approved by the Operating Committee.

         5.2 Tax Returns. The LLC, under the supervision of the Operating Committee, will prepare and timely file federal and state income tax returns of the LLC. As promptly as practicable, and in any event, in sufficient time to permit timely preparation and filing by each Member of its respective federal and state tax returns, the LLC shall deliver to each Member a copy of each federal and state tax return or tax report filed by the LLC.

         5.3 Elections. To the extent that the LLC may or is required to make elections for federal, state or local tax purposes, and to the extent that Members may or are required to make such elections concerning the business and properties of the LLC and such elections may not be made in different ways by different Members, such elections shall be made in such manner as is best calculated, in the judgment of the operating Committee, to minimize taxable income of the LLC and maximize deductions therefrom. In the event of the transfer of all or part of the interest of a member, the Members shall elect pursuant to Section 754 of the Code to adjust the basis of the LLC's property.

         5.4 Information Concerning Basis. Each Member shall furnish to the LLC information as to its adjusted basis for federal income tax purposes of all property contributed by such Member to the LLC pursuant to Section 4.

      6. WITHDRAWAL; ADJUDICATION; DISSOLUTION.

         6.1 Withdrawal. Except as specifically permitted under the terms of this Agreement, no member may withdraw or resign from the LLC. If a Member shall withdraw or resign from the LLC (the "Withdrawn Member"), then at the election of the other Member (a) the Withdrawn Member (and all Affiliates of the Withdrawn Member) shall have no right to use any of the LLC Property, (b) the Construction Representative selected by the Withdrawn Member shall immediately be removed from the Construction Committee, (c) the Representatives selected by the Withdrawn Member shall immediately be removed from the Operating Committee,
(d) the business theretofore conducted by the LLC shall thereafter be controlled by the Construction Representative or the Representatives selected by the remaining Member, (e) the Withdrawn Member shall remain liable to other Members as if it were a Member but shall no longer have the rights and powers of a Member, (f) the Withdrawn Member shall be liable to other Members for any loss or damages resulting from such withdrawal, and (g) the Withdrawn Member shall be entitled to, and only to

                 (1) those distributions to which the Withdrawn Member would otherwise be entitled, as and when made, until such time, if ever, the LLC (at the direction of the remaining Member) elects to pay the Withdrawn Member, in 24 interest-free installments, the sum described in Section 604 of the Act, less

                 (2) any amounts owing by the Withdrawn Member pursuant to this Subsection 6.1, as may be set off by the LLC for the account of the LLC or the other Member.

         6.2 Adjudication of Incompetence; Death, Disability or Dissolution of a Member. In the event any Member (the "Terminating Member") voluntarily withdraws from the LLC or suffers death, mental incapacity or dissolution, then the other Member (the "Non-Terminating Member") or its designee, shall succeed to the rights and obligations of the Terminating Member, and the Terminating Member (or any Affiliate thereof) shall have no right to use any of the LLC Property.

      7. EVENTS OF DEFAULT; REMEDIES.

         7.1 Events of Default.

             (a) The following shall constitute events of default under this Agreement ("Events of Default"):

                 (1) The failure of any Member to fulfill any of its obligations under this Agreement within thirty (30) days after written notice from the other Member, which default may be cured during such thirty (30) day period; or

                 (2) A Member suffers Bankruptcy.

         7.2 Remedies in the Event of Default by a Member. If a Member causes, permits or suffers an Event of Default under this Agreement, such Member (the "Defaulting Member") shall be subject to the following remedies, each of which shall be cumulative and not exclusive of any other right or remedy of the other Member. During any period in which an Event of Default continues: (i) the Defaulting Member's approval shall no longer be required for any action by the LLC which is specified under Section 3.3 above, and (ii) the Construction Representative and the Representatives selected by the Defaulting Member which is in default or deemed to be in default under this Agreement shall be suspended from participation in the Construction Committee and the Operating Committee, and (iii) the Construction Committee and the Operating Committee shall thereafter be controlled by the Construction Representative or the Representatives selected by the other Member.

      8. SALE OR ASSIGNMENT OF INTEREST.

         8.1 General Restrictions on Transfers.

             (a) No interest of any Member in the LLC or otherwise under this Agreement shall be sold, transferred or assigned, unless (i) such transaction complies with any relevant provisions of Section 8.2, (ii) any sale or other assignment of the interest subsumes the Member's entire interest in the LLC (including all of the Member's voting rights, powers of appointment, informational rights, Percentage Interest and Capital Account), (iii) the counterparty to the transaction expressly acknowledges that it acquires its rights in or against the interest subject to the terms of this Agreement (which shall continue to govern) and such counterparty assumes in writing any obligations of the selling Member from and after the date of such assumption under this Agreement, (iv) reasonable assurances are provided to the remaining Member that all monetary obligations hereunder of the selling Member prior to the date of such assumption have been or will be satisfied, and (v) such transaction would not result in a breach or default under any agreement to which the LLC is a party or give rise to the right to accelerate the maturity of any LLC indebtedness or result in any fees or penalties to the LLC (unless the transferee or assignor indemnifies the LLC against such fees or penalties in a manner reasonably satisfactory to the non-transferring Member or pays such fees or penalties).

             (b) No interest of any Member in the LLC or otherwise under this Agreement shall be pledged, encumbered or hypothecated, except that a Member may pledge its entire interest in the LLC as security to a lender which has made a loan or extended credit to the Member or the LLC.

         8.2 Transfer of Riverboat Owner's License. A Member may sell its entire interest in the LLC to any Person which simultaneously acquires or has acquired a Certificate of Suitability or a Riverboat Owner's License issued by the Commission for use adjacent to the LLC Property.

         8.3 Invalid Transfers Void. Any purported sale, transfer, pledge, encumbrance, hypothecation, grant of a security interest or assignment in violation of this Agreement shall be void and of no force or effect and shall in no way limit, modify, alter or impair the Members obligations under this Agreement or create any rights on the part of the purported transferee, assignee or creditor against the LLC or the other Member.

      9. TERMINATION AND LIQUIDATION OF THE LLC.

         9.1 Dissolution. The LLC shall be dissolved upon the occurrence of any of the following events:

             (a) December 31, 2035;

             (b) The sale or other disposition of substantially all of the LLC's assets;

             (c) The written consent of all Members;

             (d) The withdrawal, Bankruptcy or dissolution of any Member; provided, however, that the LLC's existence shall not terminate if, within ninety (90) days after such event, a majority in interest of the Members (determined by reference to Percentage Interests) elects to continue the LLC's existence, or

             (e) Upon entry of a decree of judicial dissolution.

         9.2 Winding-Up.

             (a) Upon dissolution of the LLC, the Operating Committee shall conclude the affairs of the LLC. The LLC's assets may be liquidated and distributed in cash, or, if the Operating Committee unanimously so determines, distributed in kind. To the extent such assets cannot either be sold without undue loss or readily divided for distribution in kind to the Members, the LLC may, as determined by the Operating Committee, convey those assets to a trust or other suitable holding entity established for the benefit of the Members in order to permit the assets to be sold without undue loss and the proceeds thereof distributed to the Members at a future date. The legal form of the holding entity, the identity of the trustee or, other fiduciary, and the terms of its governing instrument shall be determined by the Operating Committee.

             (b) Pursuant to the winding-up of the LLC, the LLC's assets shall first be applied to the payment of, or to a reserve for the payment of, LLC liabilities

(including Cash Needs Loans and other debts to members and their Affiliates and further including such provision for contingent or unforeseen liabilities as the Operating Committee deems appropriate), and then shall be distributed to the Members in accordance with their respective positive Capital Accounts after the allocations pursuant to Sections 4.5 through 4.8 and after any distributions pursuant to Section 4.9 for the then-current fiscal year. If assets are distributed in kind, the assets so distributed shall be valued at their then-current fair-market values and the unrealized appreciation or depreciation in value of such assets shall be allocated to the Members' respective Capital Accounts as if such assets had been sold, and such assets shall then be distributed to the Members in accordance with their respective positive Capital Accounts as so adjusted.

             (c) A taking of all or substantially all of the LLC's property and assets in condemnation or by eminent domain shall be treated in all respects as a sale of the LLC's assets upon the dissolution and liquidation of the LLC pursuant to this Section 9 in such event any portion of the property and assets of the LLC not so taken shall be sold and the proceeds, together with the condemnation award, distributed in the manner provided for in this Section 9.

             (d) The amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the basis of such property (determined without regard to any election under Section 754 of the Code) shall, to the extent not otherwise recognized to the LLC, be taken into, account in computing gain or loss of the LLC for purposes of crediting or charging the Capital Accounts of, and distributing proceeds to, the Members under this Section 9.

             (e) If, following the termination of the LLC, any asset of the LLC is sold in a transaction in which, by reason of the provisions of Section 453 of the Code, gain is realized but not recognized, such realized gain shall be taken into account in computing gain of the LLC for the purposes of making allocations under Section 9.2(b) hereof and distributions of proceeds to the Members under Sections 9.2 hereof.

    10. NOTICES.

        10.1 Notices by Registered or Certified Mail.

             (a) All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices, demands and requests to be sent by any party hereto or to any other party shall be deemed to have been properly given or served by depositing the same in the United States Mail, postpaid and registered or certified, with return receipt requested, or by delivering the same to an overnight delivery service of nationally recognized standing, and addressed to the party to whom the notice, demand or request is intended, at its address designated hereinbelow or to such other address as such party may hereafter designate by written notice.

             (b) All notices, demands and requests shall be effective upon being deposited in the United States Mail or being delivered to an overnight delivery service of nationally recognized standing. However, the time period in which a response to any such notice, demand or request must be given shall commence to run three (3) days from the date of such mailing or two (2) days from the date of such delivery.

        10.2 Routine Communications. Notwithstanding the foregoing, routine communications, distribution checks, copies of financial statements, etc., may be sent by ordinary first-class mail.

        10.3 Notices to Trump. Copies of all notices to Trump shall be sent to Robert M. Pickus, Executive Vice President and General Counsel, Trump Indiana, Inc. c/o Trump Hotels & Casino Resorts, Inc., Huron Avenue & Brigantine Boulevard, Atlantic City, New Jersey 08401. Copies thereof shall concurrently be sent to Peter Michael Laughlin, Esq., Graham, Curtin & Sheridan, A Professional Association, 4 Headquarters Plaza, Morristown, New Jersey 07962-1991.

        10.4 Notices to Barden. Copies of all notices to Barden shall be sent to Don R. Barden, The Barden Companies, 400 Renaissance Center, 24th Floor, Detroit, Michigan 48243. Copies thereof shall concurrently be sent to Cameron H. Piggott, Esq., Dykema Gossett, PLLC, 400 Renaissance Center, Detroit, Michigan 48243-1668.

    11. NO RIGHT TO OBLIGATE OR INCUR LIABILITIES FOR OTHER MEMBERS. Each of the Members hereby covenants and agrees that it will not, during the term of this LLC, do any act or incur any obligation on behalf of the LLC of any kind whatsoever, except as herein expressly authorized and permitted in this Agreement and each Member hereby agrees to indemnify and hold harmless the other Members from any obligation or liability, including the reasonable expenses of defense thereof, arising out of its breach of any of the provisions hereof.

    12. COMPLIANCE WITH INDIANA GAMING REGULATIONS.

        12.1 Transfer of LLC Interest. Notwithstanding anything to the contrary contained in this Agreement, any sale, transfer, assignment or other conveyance of all or any part of the interest (whether legal or beneficial) of any Member in the LLC shall be subject to and conditioned upon, to the extent applicable, the provisions of the Indiana Riverboat Gambling Act and the regulations of the Commission.

        12.2 Licensing. If it is determined by any agency or regulatory body or by the provisions of any applicable law or regulation that the LLC or any Member must be licensed or qualified in order to participate in the affairs and ownership of the LLC, then each Member hereby agrees to cooperate reasonably and promptly with the other in obtaining any and all licenses, permits or approvals required by such governmental authority or deemed expedient by the Members in connection with applicable law or regulation.

    13. ARBITRATION.

        13.1 Agreement to Arbitrate. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved by binding arbitration Rules (the "Rules") of the American

Arbitration Association ("AAA"), specifically including the Rules relating to "Expedited Procedures" (the "Expedited Procedures").

        13.2 Selection of Arbitrators. Each party to the dispute shall by notice to the other party name an arbitrator and the two (2) arbitrators so named shall decide upon a third (3rd) arbitrator. The second (2nd) arbitrator to be appointed must be appointed by notice to the party who appointed the first (1st) arbitrator within fifteen (15) business days after the notice of the appointment of the first (lst) arbitrator, failing which the first (1st) arbitrator so appointed shall act as the sole arbitrator. If pursuant to the preceding two (2) sentences, two (2) arbitrators have been appointed by the parties and if the two
(2) so appointed do not agree upon a third (3rd) arbitrator, the AAA in Indianapolis, Indiana shall be requested to submit a list of five (5) persons to serve as the third (3rd) arbitrator. The parties shall select the third (3rd) arbitrator from the list submitted, provided that if the parties cannot agree upon the third (3rd) arbitrator, then the third (3rd) arbitrator shall be selected from the list of five (5) through the process of the two (2) arbitrators jointly striking names from the list until one (1) name remains. The decision of any two (2) of the arbitrators shall be final and binding upon all parties. A judgment upon any award rendered by a majority of the arbitrators may be entered and enforced in any court of competent jurisdiction. Unless the arbitrators determine otherwise (which they shall have the right to do), all costs and expenses of the arbitrators shall be borne equally by the parties with the exception that the cost of the arbitrator selected by each party shall be paid by the selecting party. The arbitrators shall be requested to render an opinion within thirty (30) days after the date the controversy (within fifteen
(15) days in the case of any expedited proceeding) is submitted to them. The above procedures contemplate that there will only be two (2) parties to the arbitration proceeding; if there are more, and the parties cannot agree upon the method of choosing arbitrators the method of proceeding shall be determined pursuant to the then existing Commercial Arbitration Rules of the AAA.

        13.3 Expenses. The arbitrator shall award to the prevailing party in any arbitration proceeding commenced hereunder the prevailing party's costs and expenses (including expert witness expenses and reasonable attorneys' fees but excluding the cost of the arbitrator selected by the prevailing party) of investigating, preparing and presenting such arbitration claim.

        13.4 Expedited Procedures. Each party hereto hereby consents to the use, of the Expedited Procedures without regard to the amount in controversy and agrees to cooperate in all respects with the arbitrator in order to permit a speedy resolution to such disputes. The arbitrator shall convene a hearing as quickly as practicable after his or her appointment, and in any event no later than fifteen (15) days after such appointment. There shall be only one hearing, which shall not exceed five (5) consecutive business days in length.

        13.5 Submission to Jurisdiction; Agent to Service. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY OF INDIANAPOLIS, STATE OF INDIANA, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT EXECUTED HEREUNDER, OTHER THAN ANY ACTION OR PROCEEDING REQUIRED BY SECTION 13(a) HEREOF TO BE SUBMITTED TO ARBITRATION, SHALL BE LITIGATED IN SUCH

COURTS, AND EACH OF THE PARTIES WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS TO ALL SUCH SERVICE OR PROCESS MADE IN THE MANNER SET FORTH IN SECTION 10 HEREOF. Nothing contained in this Section shall affect the right of any party to serve legal process on any other party in any other manner permitted by law. Nothing contained in this Section shall affect the obligations of the parties with respect to the arbitration of disputes under Section 13.1 hereof.

        13.6 Certain Decisions or Disputes Not Subject to Arbitration. Notwithstanding anything to the contrary in the foregoing, the following decisions or disputes shall not be subject to arbitration:

             (a) any amendment to, renewal or extension of, or other change in the terms and conditions of the Lease (if any);

             (b) any decision by a Member to cause the LLC to enforce its rights under the Lease (if any); and

             (c) a change in the Site Plan that is not required in order to complete the Site Plan Improvements (i) in a timely fashion or (ii) in accordance with applicable laws, rules and regulations;

        13.7 Certain Limitations on the Authority, of Arbitrators. Notwithstanding Sections 13.1 and 13.2 above, the arbitrator(s) shall not have the authority to determine that the Site Plan will include any improvements (temporary or permanent) that cost more or are more extensive than the minimum amount reasonably necessary to meet any contractual requirements undertaken by the LLC.

    14. MISCELLANEOUS.

        14.1 Governing Law. The LLC is and shall be a limited liability company existing under and governed by the laws of the State of Delaware.

        14.2 Waivers. No consent or waiver, expressed or implied, by any Member to or of any breach or default by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such member hereunder. Failure on the part of any Member to complain of any act or failure to act of another Member or to declare a Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder.

        14.3 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        14.4 Covenant Against Partition. Except as otherwise provided in this Agreement, the Members, on behalf of themselves, their legal representatives successors and assigns, hereby specifically renounce, waive and forfeit all rights whether arising under statute, or by operation of law, to seek, bring, or maintain any action in any court of law or equity for partition of the Property, or any interest which is considered to be LLC property, regardless of the manner in which title to any such property may be held, and upon any breach of the provisions of this Section 14.4, the other Member, in addition to all rights and remedies in law and equity, shall be entitled to a decree or order restraining or enjoining such application, action or proceeding.

        14.5 Pronouns, etc. All pronouns or any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as to the identity of the person or persons may require.

        14.6 Entire Agreement. This Agreement, together with other documents being executed of even date, contain the entire agreement between the parties hereto relative to the formation of the LLC. Each Member acknowledges that it is not relying upon any statement or representation made by the other Member not embodied herein or in the Exhibits attached hereto. No variations, modifications or changes herein or hereof shall be binding upon any Member hereto unless set forth in a document duly executed by or on behalf of such Member.

        14.7 Binding Agreement; No Third Party Beneficiaries. Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Members and their respective legal representatives, successors and assigns. Whenever in this instrument, a reference to any Member is made, such reference shall be deemed to include a reference to the legal representatives, successors and permitted assigns of such Member. However, in no event shall any third party be deemed to be a third party beneficiary of this Agreement or otherwise be entitled to enforce the terms and conditions of this Agreement against the Members.

        14.8 Force Maieure. All obligations set forth in this Agreement shall be subject to impossibility of performance as a consequence of any strike, lock-out, fire, destruction, acts of God, restrictions of any governmental authority, civil commotion or unavoidable casualty.

        14.9 Captions; Exhibits. The captions used herein are for convenience only and do not in any way affect, limit, amplify or otherwise modify the terms and provisions hereof. The Exhibits attached hereto are a material part of this Agreement and are hereby incorporated herein by reference.

        14.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which as executed shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.

        14.11 Time of the Essence. Time is of the essence in the performance by the Members of their obligations under this Agreement.

        14.12 Tax Matters Partner. Trump shall be the Tax Matters Partner of the LLC for all purposes under the Code, under the direction of the Operating Committee. However, Trump shall not cause the LLC to exercise any election available to the LLC under the Code, or take any other action in such capacity, without the prior written consent of the other

        IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

                                  TRUMP INDIANA, INC.

                                  By: /s/ Robert M. Pickus
                                      ------------------------------------------
                                      Robert M. Pickus, Executive Vice President

                                  AMB PARKING, LLC

                                  By: AMB Development, Inc.

                                      By: /s/ Don H. Barden
                                          --------------------------------------
                                          Don H. Barden, President

                                    EXHIBIT A

                 Construction Budget for Site Plan Improvements

     ------------------------------------------------- ------------------
     Item                                                    Cost
                                                          (in thous)
     ------------------------------------------------- ------------------
     Guaranteed Maximum Price Contract                 $       16,072
     ------------------------------------------------- ------------------
     Vehicle Overpass Ramp                                      3,000
     ------------------------------------------------- ------------------
     Other                                                      2,170
     ------------------------------------------------- ------------------
     Contingency                                                1,000
                                                                -----
     ------------------------------------------------- ------------------
              Total Construction Costs                         22,242
     ------------------------------------------------- ------------------
     Lease Cancellation & Land Purchase                        15,000
                                                               ------
     ------------------------------------------------- ------------------
              Total Development Costs                          38,442
     ------------------------------------------------- ------------------
     Fees and Expenses                                          1,258
                                                                -----
     ------------------------------------------------- ------------------
              Total Project Costs                      $       38,500
                                                               ======
     ------------------------------------------------- ------------------

                                    EXHIBIT B
                      (Legal Description of BHPA Property)

                             PARCEL P I DESCRIPTION

A parcel of land in the Southeast Quarter of Fractional Section 23, Township 37 North, Range 9 West of the Second Principal Meridian, in the City of Gary, Lake County, Indiana, more particularly described as follows:

Beginning at the Southerly corner of Buffington Harbor Riverboats, L.L.C. Parcel I as recorded in Document No. 95067683 in the Office of the Recorder of said County;

1. thence North 35(degree)53'21" East along the southeasterly line of said Parcel 1, a distance of 626.90 feet to the easterly corner of said Parcel 1;

2. thence North 54(degree)06'39" West, a distance of 289.37 feet along the Northeasterly line of said Parcel 1 to a point on the Northwesterly line of a parcel of patented land recorded in Lake County Deed Record 392, Page 312;

3. thence North 35(degree)53'21" East, a distance of 44.58 feet along the Northwesterly line of said parcel;

4.   thence South 54(degree)06'39" East a distance of 118.82 feet;

5. thence North 35(degree)53'21" East, a distance of 82.62 feet to the Northeasterly line of a parcel of patented land recorded in Lake County Deed Record 473, Page 29;

6. thence South 54(degree)06'39" East along said line a distance of 160.00 feet;

7.   thence South 35(degree)53'21" West, a distance of 82.62 feet;

8.   thence South 54(degree)06'39" East a distance of 410.65 feet;

9. thence South 35(degree)53'21" West, a distance of 551.21 feet to a point of non-tangent curve;

10. thence 79.52 feet along an arc convex to the Northwest, said curve having a radius of 94.22 feet, and subtended by a long chord which bears South 65(degree)28'30" West, a distance of 77.18 feet;

11. thence South 42(degree)41'33" West, a distance of 53.53 feet to the Northeasterly right-of-way line of the Elgin, Joliet, & Eastern Railway Company as recorded in Lake County Deed Record 117, Page 10;

12. thence North 54(degree)06'39" West, a distance of 355.66 feet along said Northeasterly right-of-way line to the POINT OF BEGINNING, containing 6.678 acres, more or less.

                              PARCEL P2 DESCRIPTION

A parcel of land in the Southeast Quarter (SE 1/4) of Fractional Section Twenty-three (23) and the Northeast Quarter (NE 1/4) of Section Twenty-Six (26), Township Thirty-Seven North (T37N), Range Nine West (R9W) of the Second Principal Meridian, in the City of Gary, Lake County, Indiana, more particularly described as follows:

Beginning at the Northeasterly corner of Buffington Harbor Riverboats, L.L.C. Parcel 2 as recorded in Document No. 95067683 in the Office of the Recorder of said County;

1) thence South 54(degree)06'39" East along the Southeasterly line of said Parcel 4 of Exhibit A as recorded in Lake County Document No. 96052358 and along the Southwesterly line of the Fourth (4th) parcel as described in Lake County Deed Record 282, Page 248, a distance of 475.31 feet;

2)   thence South 36(degree)02'19" West, a distance of 440.01 feet;

3) thence North 49(degree)38'51" West, a distance of 457.29 feet to the Southeasterly line of said Parcel 2;

4) thence North 34(degree)13'33" East along said Southeasterly line, a distance of 16.84 feet;

5) thence North 30(degree)46'03" East along said Southeasterly line, a distance of 203.32 feet;

6) thence North 36(degree)00'21" East along said Southeasterly line, a distance of 185.08 feet to the POINT OF BEGINNING, containing 4.548 acres, more or less.











                                      B-2